UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 14, 2016
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FEDERAL HOME LOAN BANK OF ATLANTA
(Exact name of registrant as specified in its charter)
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Federally chartered corporation	000-51845	56-6000442
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
1475 Peachtree Street, NE
Atlanta, GA 30309
(Address of principal executive offices)

(404) 888-8000
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 14, 2016, the Federal Home Loan Bank of Atlanta (“Bank”) received a letter from the Federal Housing Finance Agency (“Finance Agency”) indicating that the Finance Agency had no objection to the Bank’s entry into an Executive Change in Control Severance Plan (“Severance Plan”) and amendments to the Bank’s Benefits Equalization Plan.
SEVERANCE PLAN
Overview of the Severance Plan
The objective of the Severance Plan is to facilitate the hiring and retention of senior executives capable of executing the Bank’s strategic priorities, to ensure their continued dedication to the Bank notwithstanding the possibility of a change in control, and to provide them with certain protection and benefits in the event of a Qualifying Termination (as defined below) following a Change in Control (as defined below). The Severance Plan applies to employees or officers who are designated by the Bank’s board of directors as participants. The Bank’s board has designated the following individuals as participants in the Severance Plan, each of whom is a named executive officer in the Bank’s 2015 Annual Report on Form 10-K:

•	W. Wesley McMullan, President and Chief Executive Officer

•	Cathy C. Adams, Executive Vice President and Chief Operations Officer

•	Kirk R. Malmberg, Executive Vice President and Chief Financial Officer

•	Robert F. Dozier, Executive Vice President and Chief Business Officer

Qualifying Termination
“Qualifying Termination” means any separation, termination or other discontinuation of the employment relationship between the Bank and a participant, (A) by the Bank, other than for “cause” (as defined in the Severance Plan); or (B) by the participant, for “good reason” (as defined in the Severance Plan), but does not include a termination resulting from the participant’s death or disability.
Under the terms of the Severance Plan, if there is a Qualifying Termination during the period beginning on the earliest of the date a definitive agreement or order for a Change in Control has been entered, or the effective date of a Change of Control as prescribed by the Finance Agency, and ending, in all cases, twenty-four (24) months following the effective date of the Change in Control, the participant becomes entitled to certain severance payments and benefits.
These payments and benefits include the following:

•	The chief executive officer would receive a cash payment equal to 2.5 times his/her annual base salary amount.

•	An executive vice president would receive a cash payment equal to 1.75 times his/her annual base salary amount.

•
Participants would receive a lump sum cash payment equal to the amount that would have been payable pursuant to the participant’s incentive compensation award for the year in which the date of a Qualifying Termination occurs, prorated based on the number of days the participant was employed that year.

•	Participants would receive a lump sum cash payment for outplacement assistance in the amount of $7,500.

In addition, the chief executive officer would receive 24 months and executive vice presidents would receive 18 months of health continuation coverage.
The Severance Plan defines a “Change in Control” as:

•	the merger, reorganization, or consolidation of the Bank with or into, or acquisition of the Bank by, another Federal Home Loan Bank or other entity;

•	the sale or transfer of all or substantially all of the business or assets of the Bank to another Federal Home Loan Bank or other entity; or

•
a change in the composition of the Bank’s board that causes the combined number of member directors from the jurisdictions of Alabama, the District of Columbia, Florida, Georgia, Maryland, North Carolina, South Carolina and Virginia to cease to constitute a majority of the Bank’s directors; or

•	the Bank’s liquidation or dissolution.

The payments described above are payable in a lump sum within sixty (60) days following the participant’s employment termination date. All payments and benefits are conditioned on the executive having delivered an irrevocable general release of claims against the Bank before payment occurs. In addition, all payments and benefits remain subject to the Bank’s compliance with any applicable statutory and regulatory requirements relating to the payment of amounts under the Severance Plan. The Severance Plan requires than an individual execute a participation agreement to become a participant in the Severance Plan.
BENEFITS EQUALIZATION PLAN (“BEP”)
The amendments to the BEP include the following:

•	Creation of new executive retirement plan benefits for executives hired or promoted on or after January 1, 2017, and

•	Modification of the retirement benefits for Mr. Dozier.

New Executive Retirement Plan
The objective of the new plan is to allow the Bank to attract and retain senior executives by offering an enhanced level of cash-based retirement benefits. Under the new executive retirement plan, eligible participants would receive a Bank contribution of fifteen percent (15%) applied to both base pay and incentive compensation plan award amounts. No defined benefit (pension) benefits are provided under this new plan. The plan will require an executive to complete two years of service before vesting occurs.
Retirement Benefits for Mr. Dozier
The modifications to Mr. Dozier’s basis of participation in the Bank’s BEP are as follows:

•	An increase in the amount that the Bank contributes to Mr. Dozier under the Bank’s 401(k) plan and BEP from 10% to 12% of base pay;

•	Permission for Mr. Dozier to participate in the BEP outside of the 401(k) benefit limits imposed by the Internal Revenue Service; and

•	An additional contribution by the Bank of 12% of Mr. Dozier’s incentive compensation plan awards to the BEP.

A copy of the Severance Plan and the amended BEP will be included in the Bank’s next regularly scheduled filing with the SEC, which will be the Bank’s Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of Atlanta

Date: November 17, 2016	By: /s/ Reginald T. O'Shields
By: Reginald T. O'Shields
Senior Vice President and
General Counsel